Exhibit 10.3

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) is the type that the registrant treats as private or confidential.

ASSET CONTRIBUTION AGREEMENT

This Asset Contribution Agreement (this “Agreement”) is entered into as of November 24, 2021 (the “Execution Date”), by and between InveniAI LLC, a Delaware limited liability company located at 2614 Boston Post Road, Guilford, CT 06437 (“InveniAI”), and Invea Therapeutics, Inc., a Delaware corporation located at 2614 Boston Post Road, Guilford, CT 06437 (“Invea”).

WHEREAS, InveniAI identified a number of therapeutic candidates using its proprietary artificial intelligence-powered research and development engine known as ‘AlphaMeld®’; and

WHEREAS, the Board of Directors of InveniAI determined that it was in InveniAI’s best interest to restructure its business in order to realize the full potential of its assets, including such therapeutic candidates; and

WHEREAS, in accordance with the restructuring plan, InveniAI formed Invea, a product development biotechnology company, to develop and commercialize certain therapeutic candidates; and

WHEREAS, to allow such work to be carried out by Invea, InveniAI wishes to enter into this Agreement by which InveniAI agrees to contribute certain assets and liabilities to Invea and Invea accepts certain assets and liabilities from InveniAI pursuant to the terms and conditions.

WHEREAS, InveniAI desires to transfer to Invea certain additional assets and liabilities and grant to Invea certain rights in future therapeutic candidates identified by InveniAI pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the covenants contained herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties now agree to the following:

1.	Contribution of Assets & Option.

A.	Initial Contribution of Assets. On the terms and subject to the conditions set forth in this Agreement, InveniAI hereby agrees to sell, contribute, assign, transfer, convey and deliver to Invea, and Invea agrees to acquire from InveniAI, all of InveniAI’s right, title and interest in and to drug candidates known as INVA8001, INVA8002 and INVA8003, together with any and all forms of such compounds and any salt, ester, hydrate, solvate, free acid form, free base form, crystalline form, co-crystalline form, amorphous form, polymorph, chelate, isomer, enantiomer, racemate, stereoisomer, tautomer or optically active form of any of the foregoing (collectively, the “Candidates”), and all of the assets associated with the Candidates (collectively, the “Assets”), free and clear of any security interest, lien, charge, option, claim or other encumbrance (each, a “Lien”), other than those Liens listed on Schedule 1 (collectively, the “Permitted Liens”). The Assets include the following to the extent used or held for use in connection with the Candidates as of the Effective Date:

a.	The intellectual property set forth on Schedule 1(a) (collectively, the “Intellectual Property”);

b.	All goodwill, if any associated with the Assets;

c.	Except as set forth in Section 4 below, all of InveniAI’s rights under the Contracts (as defined below);

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d.	All documentation, notebooks, logs, data and records associated with the Assets, and any other information necessary for the development of the Assets;

e.	All claims, causes of action, rights of recovery, rights of setoff and rights of recoupment, whether or not known as of the Effective Date, relating to InveniAI’s ownership of the Assets;

f.	All rights under or pursuant to all warranties, indemnities, representations, guarantees and similar rights, whether or not known as of the Effective Date, in favor of InveniAI with respect to the Candidates or the Assets; and

g.	The assets specifically identified in Schedule 1(g). Assets identified in Schedule 1(g) are subject to modification and adjustment based financial audit findings

B.	Option to Negotiate for Additional Product Candidates. [***]

C.	Non-exclusive License. InveniAI hereby grants to Invea a perpetual, irrevocable, worldwide, fully-paid up, royalty-free, non-exclusive license, with the right to grant sublicenses (through multiple tiers), under any intellectual property rights owned or controlled by InveniAI as of the Effective Date that does not constitute Intellectual Property solely to research, develop, make, have made, use, import, export, sell, have sold, commercialize, or otherwise exploit Candidates.

2.	Assumption of Liabilities. As of the Effective Date, Invea shall assume and will be responsible for and pay, perform, and discharge when due all liabilities associated with the Assets, including without limitation, payment of any fees required to maintain any registrations and applications for registration arising from the ownership or use of the Intellectual Property due on and after the Effective Date, and all obligations and liabilities of InveniAI under the Contracts to the extent that those obligations and liabilities relate to the period after the Effective Date, in each case exclusive of any liability or obligation arising thereunder as a result of any breach, default or failure of InveniAI to perform any covenants or obligations required to be performed by InveniAI prior to the Effective Date. In addition to the liabilities described in the previous sentence, in consideration of InveniAI’s contribution of the Assets to Invea, Invea shall assume from InveniAI and be responsible for all liabilities set forth on Schedule 2, hereto (all liabilities assumed by Invea, including liabilities set forth on Schedule 2, the “Assumed Liabilities”). Assumed Liabilities are subject to modification and adjustment based on financial audit findings.

3.	Assignment of Contracts. To the extent that any Contract is not capable of being assigned or transferred without the consent or waiver of the other party thereto or any third party, or if such assignment or transfer, or attempted assignment or transfer would constitute a breach thereof, this Agreement shall not constitute an assignment or transfer thereof, or an attempted assignment or transfer of any such Contract. Schedule 3 lists those Contracts that InveniAI believes are not assignable without the written consent of the other party thereto (the “Required Consents”). To the extent permitted by applicable law, any consents and approvals of third parties required for the transfer to Invea of any of the Assets, including the Required Consents, that are not obtained or cannot be obtained without any conditions adverse to Invea or without any obligations imposed on Invea not specified in the Contract for which consent is being obtained prior to the Effective Date (the “Non-Assignable Contracts”), such Non-Assignable Contracts shall be held, as of and from the Effective Date, by InveniAI in trust for Invea and the covenants and obligations thereunder shall be performed by Invea in InveniAI’s name and all benefits and obligations existing thereunder shall be for Invea’s account. InveniAI shall take or cause to be taken at Invea’s expense such actions in its name or otherwise as Invea may reasonably request so as to provide Invea with the benefits of the Non-Assignable Contracts and to effect collection of money or other consideration that becomes due and payable under the Non-Assignable Contracts, and InveniAI shall promptly pay over to Invea all money or other consideration received by it in respect of the Non-Assignable Contracts. As of and from the Effective Date, InveniAI authorizes Invea, to the extent permitted by applicable law and the terms of the Non-Assignable Contracts, at Invea’s expense, to perform all of the obligations and receive all the benefits of InveniAI under the Non-Assignable Contracts.

4.	Intellectual Property Registrations. InveniAI shall authorize and request that any officials of any state or foreign country whose duty it is to issue intellectual property registrations (including letters patent) (a) issue all registrations from any from any applications for registrations, and (b) transfer any applications or registration as applicable, in each case that are included in the Intellectual Property to Invea at InveniAI’s expense.

5.	Consideration. The full consideration for the contribution of the Assets hereunder shall be:

a.	The issuance by Invea to InveniAI of Eight Million (8,000,000) shares of preferred stock of Invea.

b.	For each Candidate, Invea shall pay one-time clinical development milestone payments to InveniAI as follows:

[***]

c.	Invea shall pay InveniAI Two Million Five Hundred Dollars ($2,500,000) payable as a lump as follows: $1,250,000 within 30 days of closing IPO and $1,250,000 within 30 days of the first anniversary of the IPO.

6.	Deliveries. Each party shall execute and deliver to the other party any such documents and instruments as shall be reasonably requested by the other party or the other party’s counsel that are reasonably necessary to complete the transactions set forth herein. The parties will enter into a mutually agreed upon investors’ rights agreement, right of first refusal and co-sale agreement, and voting rights agreement.

7.	Representations and Warranties of InveniAI.

a.	InveniAI has full power and authority to enter into this Agreement and to consummate the transactions contemplated herein. InveniAI has taken all action required by law, by the organizational documents of InveniAI, or otherwise, to authorize the transactions contemplated herein. This Agreement, when executed and delivered by InveniAI, will constitute a valid and legally binding obligation, enforceable against InveniAI in accordance with its terms, except as the same may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditors’ rights generally or by equitable principles and except as to the remedy of specific performance which may not be available under the laws of various jurisdictions.

b.	The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereunder will not (i) violate any provision of, result in a breach of, or constitute a default under, any law or any order, writ, injunction or decree of any court, governmental agency or arbitration tribunal applicable to InveniAI; (ii) constitute a violation of or a default under, or a conflict with, any term or provision of the governing documents of InveniAI; or (iii) constitute a violation of or a default under any contract, commitment, indenture, lease, instrument or other agreement, or any other restriction of any kind to which InveniAI is a party or is bound.

c.	InveniAI has taken all action reasonably necessary to prosecute its existing intellectual property applications material to the Candidates and to maintain all Intellectual Property in full force and effect as of the Effective Date, and has not taken or failed to take any action that could reasonably have the effect of waiving any material rights to the Candidates or the Intellectual Property. As of the Effective Date, no Intellectual Property is or has been involved in any interference, opposition, cancellation, concurrent use, invalidity, reissue, reexamination, revocation, litigation or other proceeding, in which the scope, validity or enforceability of Intellectual Property is being or has been contested or challenged, and to InveniAI’s knowledge, no such proceeding has been threatened with respect to any Intellectual Property.

d.	InveniAI has not received any written notice from any person, and does not have any knowledge of, any claim, regarding the use of, or challenging or questioning InveniAI’s right or title in, any of the Intellectual Property or alleging infringement or misappropriation of any Intellectual Property.

e.	There is no claim, litigation, proceeding or governmental investigation pending or, to InveniAI’s knowledge, threatened, or any order, injunction, or decree outstanding, against InveniAI, that would prevent or have a material adverse effect on the rights, duties or obligations of the parties as set forth in this Agreement.

f.	Schedule 7(f) sets forth a complete and accurate list of all equipment (including computers, computer servers, information systems, telephone systems and database systems and office equipment), supplies, furniture, fixtures, and all other tangible personal property, wherever located (collectively, “Tangible Assets”). Any Tangible Assets to be contributed to Invea pursuant to this Agreement are in good operating condition and in good repair, normal wear and tear excepted.

g.	Schedule 7(g) contains a complete list of the contracts, commitments, understandings, open purchase orders, contractor agreements or other agreements, including license agreements, equipment leases and manufacturers’ and vendors’ warranties relating to items included in the Assets and all similar rights against third parties relating to items included in the Assets (collectively, the “Contracts”). True and complete copies of all Contracts have been delivered to Invea. All Contracts listed on Schedule 7(g) were entered into in connection with and in the ordinary course of InveniAI’s business, consistent with past practice. All the Contracts listed on Schedule 7(g) are in full force and effect and, to InveniAI’s knowledge, there is no breach of any of the provisions of the Contracts by any party thereto. To InveniAI’s knowledge, no condition exists that, with notice or lapse of time or both, would constitute a default by any party to any of those Contracts. To InveniAI’s knowledge, no party to any of the Contracts listed on Schedule 7(g) has made, asserted or has any defense, set-off or counterclaim under any of the Contracts or has exercised any option granted to it to cancel or terminate its agreement, to shorten the term of its agreement or to renew or extend the term of its agreement, and InveniAI has not received any notice to that effect.

8.	Representations and Warranties of Invea.

a.	Invea has full power and authority to enter into this Agreement and to consummate the transactions contemplated herein. Invea has taken all action required by law, by the organizational documents of Invea, or otherwise, to authorize the transactions contemplated herein. This Agreement, when executed and delivered by Invea, will constitute a valid and legally binding obligation, enforceable against Invea in accordance with its terms, except as the same may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditors’ rights generally or by equitable principles and except as to the remedy of specific performance which may not be available under the laws of various jurisdictions.

b.	The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereunder will not (i) violate any provision of, result in a breach of, or constitute a default under, any law or any order, writ, injunction or decree of any court, governmental agency or arbitration tribunal applicable to Invea; (ii) constitute a violation of or a default under, or a conflict with, any term or provision of the governing documents of Invea; or (iii) constitute a violation of or a default under any contract, commitment, indenture, lease, instrument or other agreement, or any other restriction of any kind to which Invea is a party or is bound.

c.	There is no claim, litigation, proceeding or governmental investigation pending or, to Invea’s knowledge, threatened, or any order, injunction, or decree outstanding, against Invea, that would prevent or have a material adverse effect on the rights, duties or obligations of the parties as set forth in this Agreement.

9.	Indemnification.

a.	InveniAI shall indemnify and hold harmless Invea, and its directors, officers, employees, agents, and other representatives, from and against all loss, liability, claims, expenses, damages, fines, or penalties (including reasonable attorneys’ fees) (collectively, “Losses”) arising from or related to (i) InveniAI’s breach of this Agreement, and (ii) any other liability or claim, whether commenced before or after the Effective Date, arising out of InveniAI’s ownership of the Candidates and the Assets prior to the Effective Date (regardless of whether such liability or claim was known by Invea as of the Effective Date).

b.	Invea shall indemnify and hold harmless InveniAI, and its directors, officers, employees, agents, and other representatives, from and against all Losses arising from or related to (i) Invea’s breach of this Agreement, (ii) the failure by Invea to pay, perform or discharge when due any of the Assumed Liabilities (including under any Contract assigned to Invea), and (iii) Invea’s ownership, development and commercialization of the Assets after the Effective Date (including under any Contract assigned to Invea).

10.	Recusal. The Parties covenant and agree that as long as Krishnan Nandabalan is a member of senior management or the governing board of InveniAI, BioXcel LLC and Invea, he may participate in discussions at the senior management and governing board levels for each of InveniAI, BioXcel LLC and Invea but shall not vote on matters coming before either governing board material to this Agreement, the Amended & Restated Separation and Shared Services Agreement or other agreements relating to the relationship between the Parties. Each Party shall ensure that Krishnan Nandabalan recuses himself with respect to governing board matters consistent with this Section 10.

11.	Confidentiality. Each party shall maintain the confidentiality of all data, information, records, reports and all other nonpublic information provided to it by the other party (the “Confidential Information”), and shall not disclose any Confidential Information to third parties for any reason unless and only to the extent jointly agreed to, in writing, by the parties or as required by law. The foregoing applies to information communicated orally, in writing, by computer processes, and includes without limitation, this Agreement, any and all meeting notes, business plans, financial statements, analyses and/or research materials, corporate documents, and correspondence.

12.	Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without giving effect to principles governing conflicts of law.

13.	Specific Performance. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which they may be entitled, at law or in equity.

14.	Assignment. No party may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other party, except that either party may, without such consent, assign its rights and delegate its duties to a successor to such party’s entire business.

15.	Entire Agreement. This Agreement, including the schedules hereto, contains a complete statement of all the arrangements between the parties with respect to its subject matter, supersedes any previous agreements between them relating to that subject matter, and cannot be amended, modified or terminated except in a written document executed by the parties.

16.	Severability. The invalidity of any provision or portion of a provision of this Agreement shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision. If any provision of this Agreement or the application of a particular provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to such party or circumstances other than those to which it is determined to be invalid or enforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by applicable law.

17.	Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the parties. No waiver by either party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

18.	Counterparts. This Agreement may be executed in one or more counterparts, which together shall constitute a single instrument. Facsimile or electronic delivery of an executed counterpart shall be valid and binding for all purposes.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have caused this Asset Contribution Agreement to be duly executed as of the Execution Date.

INVENIAI LLC	INVEA THERAPEUTICS INC.

/s/ Aman Kant	/s/ Krishnan Nandabalan
Signature	Signature

Aman Kant	Krishnan Nandabalan
Name Printed	Name Printed

Chief Business Officer	Chief Executive Officer
Title	Title